EXHIBIT 5.2




                                January 27, 1999



Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri  63118

               Re: Registration Statement on Form S-8 Relating to 500,000 shares of Common Stock, Par Value $1.00 Per Share, To Be
                    Issued Pursuant to Anheuser-Busch Global Employee Stock Purchase Plan

Gentlemen:

         I am an Associate General Counsel of Anheuser-Busch Companies, Inc. (the "Company") and have represented the Company in connection with the Anheuser-Busch Global Employee Stock Purchase Plan, as amended to the date hereof (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion letter, and based thereupon I am of the opinion that the Plan is in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to the extent applicable.

         I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the registration statement on Form S-8 filed by the Company to effect registration of the common stock under the Securities Act of 1933 and to the reference to me under the caption "Interests of Named Experts and Counsel" therein.

                                            Very truly yours,

                                            /s/ CAROLYN G. WOLFF

                                            Carolyn G. Wolff
                                            Associate General Counsel